November 5, 1999


Dear Client:

We are pleased to inform you that FFTW Funds, Inc. (the "Fund") is holding a Special Shareholder Meeting on November 19, 1999 (the "Meeting"). The primary reason for holding this Meeting is to elect two independent directors to the Fund's Board of Directors (the "Board"). With the election of the nominees, the Fund's Board would consist of two interested directors (employees of Fischer Francis Trees & Watts, Inc.) and four outside directors. The percentage of outside directors would then more than meet the requirements of the Investment Company Act of 1940, as amended (the "1940 Act"), the law that regulates mutual funds. Under the 1940 Act only 40% of a Fund's board must be independent. The Fund's management believes that the proposed composition of the Board better serves the interests of shareholders.

Since the Fund must hold this Meeting to elect the new directors, the Board is taking this opportunity to make some other administrative changes, mainly to the Fund's prospectus and statement of additional information. The Board proposes to conform the Fund's investment restrictions to industry standards and regulatory standards imposed under the 1940 Act. Currently, the language in the Fund's prospectus is more restrictive than that required under the 1940 Act, and there is some language that was included in order to conform to state laws that since have been repealed with the passage of the National Securities Markets Improvements Act of 1986. None of these changes to the prospectus is meant to change materially the risk characteristics or portfolio management technique currently employed to manage the various portfolios of the Fund. A greater description of each of the proposals described in this letter is contained in the Proxy that should be read carefully before voting.

In addition to the general proxy that all shareholders in the Fund will receive, shareholders in the U.S. Short Term, Worldwide, and Worldwide-Hedged Portfolios (the "Portfolios") will receive another proxy. These shareholders will be asked to consider specific issues affecting these Portfolios, including conforming these Portfolios' advisory and sub-advisory agreements to the other advisory and sub-advisory agreements of the Fund, as well as making specific changes to these Portfolios' investment restrictions.

Your vote and involvement is very important. If you have any questions concerning your investment in the Fund, please do not hesitate to contact Wid Moore and Karen Calby at (212) 681-3000.


Sincerely yours,


Onder John Olcay
Chairman